                                                                     EXHIBIT 11
                                                                    PAGE 1 OF 2

                  UNION PLANTERS CORPORATION AND SUBSIDIARIES
                COMPUTATION OF PRIMARY EARNINGS PER COMMON SHARE



                                                         THREE MONTHS ENDED
                                                             MARCH 31,
                                                  ------------------------------
                                                      1997               1996
                                                  ------------      ------------
                                                     (DOLLARS IN THOUSANDS,
                                                     EXCEPT PER SHARE DATA)
     PRIMARY EARNINGS PER COMMON SHARE

     Average shares outstanding                     65,361,121        62,848,176
     Assumed exercise of options outstanding         1,402,109         1,234,486
                                                  ------------      ------------
     Primary average shares outstanding             66,763,230        64,082,662
                                                  ============      ============

     Net earnings                                 $     59,192      $     47,152
     Less: Preferred stock dividends
           Series B                                         --               (88)
           Series E                                     (1,496)           (1,748)
                                                  ------------      ------------
     Net earnings applicable to common shares     $     57,696      $     45,316
                                                  ============      ============

     Primary net earnings per common share        $        .86      $        .70
                                                  ============      ============

                                                                     EXHIBIT 11
                                                                    PAGE 2 OF 2



                  UNION PLANTERS CORPORATION AND SUBSIDIARIES
             COMPUTATION OF FULLY DILUTED EARNINGS PER COMMON SHARE



                                                       THREE MONTHS ENDED
                                                             MARCH 31,
                                                  ------------------------------
                                                      1997              1996
                                                  ------------      ------------
                                                       (DOLLARS IN THOUSANDS,
                                                       EXCEPT PER SHARE DATA)
FULLY DILUTED EARNINGS PER COMMON SHARE

Average shares outstanding                          65,361,121        62,848,176
Assumed exercise of options outstanding              1,402,808         1,286,700
Assumed conversion of preferred stock outstanding:
    Series B                                                --           339,768
    Series E                                         4,060,006         4,370,524
                                                  ------------      ------------
Fully diluted average shares outstanding            70,823,935        68,845,168
                                                  ============      ============

Net earnings                                      $     59,192      $     47,152
Less: Preferred stock dividends                             --                --
                                                  ------------      ------------
Net earnings applicable to common shares          $     59,192      $     47,152
                                                  ============      ============

Fully diluted net earnings per common share       $        .84      $        .68
                                                  ============      ============